UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule Sec.240.14a-12

RED CAT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement supplement (the “Supplement”), amends and supplements the definitive proxy statement (the “Proxy Statement”) of Red Cat Holdings, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) for the Company’s Special Meeting of Stockholders to be held March 8, 2023, and any adjournments thereof. This Supplement is being filed with the SEC and made available to stockholders on or about March 2, 2023.

This Supplement updates information concerning Proposal Number One:

to Approve the sale by the Company of Rotor Riot, LLC (“Rotor Riot”) and Fat Shark Holdings, Ltd. (“Fat Shark” and together with Rotor Riot, the “Target Companies”), each a wholly owned subsidiary of the Company, to Unusual Machines, Inc. (“Unusual”).  The sale is pursuant to a Share Purchase Agreement dated November 21, 2022, by and between (i) the Company, as seller, (ii) Unusual, as purchaser, and (iii) Jeffrey Thompson, the principal stockholder of the Company (“Principal Stockholder”) who is also a significant stockholder of Unusual.  The total purchase price of $18 million consists of (i) $5.0 million in cash, subject to adjustment based on the working capital balances of the Target Companies on the closing date, (ii) $2.5 million in the form of an 8% Senior Secured Promissory Note that will mature on the 3 year anniversary date of the closing of the transaction convertible into common stock of Unusual (the “Unusual Note”), and (iii) $10.5 million shares of Series A Convertible Preferred Stock convertible into shares of common stock of Unusual (the “Unusual Preferred Stock”).

Beginning in the week of February 20, 2023, the Company (acting through the Special Committee) and Unusual entered into discussions concerning certain provisions of the Share Purchase Agreement dated as of November 21, 2022 (the “Share Purchase Agreement”). The Company and Unusual have agreed as follows:

1.	The requirement that Unusual register shares of Unusual Common Stock to be received by the Company upon conversion of the Unusual Note in its Registration Statement on Form S-1 filed (confidentially) with the SEC for the Unusual initial public offering will be waived. This waiver is based upon comments from the SEC staff that registration of shares underlying unissued securities (the Unusual Note) for resale by the Company is inconsistent with Form S-1 and SEC interpretations. The Company agreed that the Unusual Registration Statement previously filed confidentially with the SEC may be amended to remove the registration of shares of Unusual Common Stock for future issuance to the Company underlying the Unusual Note. The Unusual Common Stock underlying the Unusual Note will continue to be Registrable Securities under the Unusual Registration Rights Agreement.

2.	The working capital adjustment provisions provided in Section 2.04 of the Share Purchase Agreement may be adjusted to allow Unusual to purchase the inventory of the Target Companies at a negotiated price which may represent a discount to book value. The Proxy Statement currently provides that the Company may give terms to Unusual for the purchase of inventory, which the Company states may include a period of up to three years for full payment, and may provide for discounts for early payment and/or for unsold inventory at the end of the payment period. The Company expects to secure a senior note secured by the unsold inventory in the case of any agreement that provides deferral of payment rather than payment in cash at closing. The Company (acting through the Special Committee) has authority to negotiate such matters in connection with the closing of the sale of the Target Companies to Unusual under the Share Purchase Agreement.

3.	The date for either Unusual or the Company to terminate the Share Purchase Agreement without cause in Section 11.02(a) will be extended to April 28, 2023, from March 30, 2023, and may be further extended in the discretion of the Company (acting through the Special Committee). The reason for this revision will be to allow the parties additional time for SEC review of the Unusual registration statement on Form S-1, to respond to comments from the SEC, and for Unusual to finalize its underwriter arrangements and prepare for the Unusual initial public offering. Management of the Company believes this revision is appropriate in order to allow additional time for Closing.

The foregoing revisions as well as any additional revisions will be included in a written Amendment to the Share Purchase Agreement to be negotiated, reviewed, and approved by the Company (acting through the Special Committee) which will be filed with the SEC. Further amendments or waivers under the Share Purchase Agreement will not be submitted to stockholders for further approval following approval by stockholders at the Special Meeting, as may be adjourned from time to time.

Background of the Proposed Transaction and The Financial Analyses of Vantage Point Advisors.

In connection with the transactions described above, including the revisions to the Share Purchase Agreement and amendments described above, the Company provides the following summary of its discussions, negotiations and reports through the date hereof. As of August 2022, the Company’s Chief Operating Officer Allan Evans had several discussions with Unusual’s Chief Executive Officer Brandon Declet regarding a potential sale. Mr. Declet has held leadership positions at prominent drone companies and management of the Company recognizes him as an industry veteran. His prior associations may be considered competitors or potential competitors to the Company in the opinion of management.

Neither Mr. Thompson nor Mr. Evans specifically initiated contact with Unusual for the purpose of an LOI. Instead, the relations among the Company’s management and Mr. Declet arose from prior associations over a period of time which principally involved discussions centered on Mr. Declet’s prior experiences selling his former company and are viewed as normal and routine relations by the Company’s management with others operating similar businesses within the drone industry. Once the LOI was received on or about September 1, 2022, the Board became aware of Mr. Declet’s interest and interest from Unusual. Accordingly, neither the Board nor the Special Committee specifically authorized discussions leading to receipt of an unsolicited LOI.

Mr. Declet’s biographical information as filed with the SEC in Unusual’s registration statement on Form S-1 of its initial public offering provides as follows:

Brandon Torres Declet has served as the Chief Executive Officer and Chairman of the Board of the Company since April 2022. Prior to that, he provided strategic and fiduciary leadership at AgEagle Aerial Systems, Inc. (NYSE: UAVS), a leading commercial drone company, as Chief Executive Officer and Director from May 2021 to January 2022, and as Chief Operating Officer from April 2021 to May 2021. Previously, he founded Measure UAS, Inc. (“Measure”) in May 2014 and served as its Chief Executive Officer from its founding until November 2019, where he built and grew this aerial intelligence company to the top 5% of drone firms by revenue – subsequently selling the Measure drone services business to the Aerodyne Group in November 2019, where he served as Chairman of Aerodyne Measure until April 2021. After his first successful exit, he founded and developed a drone SaaS platform Ground Control at Measure Global, Inc., which provides drone mission planning, data collection, processing, analysis, and intelligence reporting, he had his second successful exit selling that SaaS business to AgEagle for combination of cash and stock valued at $45 million less certain adjustments in April 2021.

Mr. Declet and his team at Measure earned a Technology and Engineering Emmy™ Award for technical work in drone cinematography and was recognized with the Frost & Sullivan Award for Growth Excellence. In public service, he was appointed Senior Advisor to Oxford University’s Centre for Technology and Global Affairs and by the U.S. Secretary of Transportation to the FAA’s Advanced Aviation Advisory Committee (AAAC). He has also served as Counsel to U.S. House of Representatives; Homeland Security Committee; Counsel on Capitol Hill to Senator Feinstein, Congresswoman Harman, and Counsel to the Senate Intelligence and Judiciary Committees.

 As a global Chief Executive Officer, Chief Operating Officer, and Board Director with extensive operational experience, he has built, led, and advised public and private companies during complex business evolutions and exits through challenging turnarounds, disruptive transformations, scaling, and strategic pivots. Recognized and trusted by the Fortune 500 as a leading Latino and Puerto Rican drone industry entrepreneur and policy expert, he has 20+ years’ experience intersecting top government agencies and corporate industry in highly regulated markets and has firsthand experience successfully navigating regulatory challenges.

A drone industry thought leader, Mr. Declet has been featured on CNN, CNBC, Fox News, and Commercial UAV News among others. In 2018 and 2019, he was named a Tech Titan by Washingtonian Magazine.

        The Unusual LOI was first provided to Joe Freedman, Chairman of the Special Committee, on September 1, 2022, by Mr. Evans, after Mr. Thompson and Mr. Evans determined it warranted referral to the Board of Directors. On September 2, 2022 an email was distributed by Mr. Freedman to the full Board of Directors (except for Mr. Thompson) identified a conflict for Mr. Thompson due to his association with Unusual as a founder, officer, director and significant stockholder. Thereafter the Board formed a Special Committee and excluded Mr. Thompson from all negotiations of the LOI and the Share Purchase Agreement.

The basis upon which Mr. Thompson and Mr. Evans concluded that the LOI should be referred to the Board of Directors stems from ongoing strategy evaluations led by Mr. Freedman beginning in July 2022, which evaluated the Company’s strategic direction and acquisitions. Since the Company acquired Teal Drones with its government approvals for military and government sales, products in production and in development, the idea of separating from the consumer sector began to come under consideration. Prior to the acquisition of Teal Drones in July 2021, the Company’s principal business had been consumer and hobbyist markets through Fat Shark and Rotor Riot. Mr. Thompson and Mr. Evans began to approach companies in the industry about selling the consumer business, including Unusual. The Board of Directors and management during this period also began consideration of a spin-out of Fat Shark and Rotor Riot to shareholders as a new stand-alone company. That evaluation continued with internal consideration given to factors such as how would a spin-out alleviate or reduce reliance upon Company management which would continue to be relied upon to operate a second publicly traded company compounding the time and attention requirements on management, and the Company’s funding needs to sustain such businesses. The dilution of management attention was a strong factor when considering a spin-out transaction.

Prior to receiving the unsolicited Unusual LOI, Mr. Thompson had held informal discussions with Think Equity! the Company’s investment banking firm, on the prospects for a spin-out including the ability to secure separate funding. On September 15, 2022, the Board of Directors met and received an oral presentation from Think Equity! which focused on spin-out transactions in general. Think Equity! addressed the Board’s concern regarding present market conditions and the difficult environment for raising new capital in general and how the Company could divest itself of discrete business lines.

Once the Board established the Special Committee to review the Unusual proposal its scope included consideration of other strategic opportunities such as a spin-out. The Special Committee was formally organized on September 15, 2022, consisting of Mr. Freedman and Mr. Moe, neither of whom has any interest in or relationship to Unusual or Mr. Declet. Mr. Thompson was excluded from negotiations, deliberations, and review by the Special Committee, until the Share Purchase Agreement was executed on November 22, 2022. All negotiations by the Special Committee were conducted at arm’s length. The goal of the Special Committee was to finalize an agreement that would provide the Company a minimum of approximately $5 million in cash at closing and an opportunity to retain a significant equity stake in Unusual. The amount determined to be the minimum amount to be received in cash at closing consists of the approximate amount of the cash purchase price and the losses incurred to date related to the Target Companies since their acquisition as estimated by management, exclusive of allocation of parent company costs.

The LOI is confidential and was not publicly disclosed or filed with the SEC when received to provide an opportunity for confidential negotiations by the Special Committee and for its review of Unusual until the definitive Share Purchase Agreement was signed. The Special Committee sought to focus on several principal areas in negotiations reflected in several LOI amendments prior to execution. A primary issue of concern was the ability of the Company to seek alternative bids and conduct a solicitation of interested parties. Other principal matters negotiated included the amount of costs to be incurred in pursuing a transaction with Unusual and the earnest money deposit, ability to conduct a fair process for shareholder approval, securing a third-party independent valuation, and the amount of a potential breakup fee. For termination of the Share Purchase Agreement by the Company in the case of a Superior Proposal, Unusual initially sought $900,000 (5% of the Purchase Price) as a breakup fee, which subsequently was reduced to $500,000 as a result of negotiations. Once these matters were resolved to the satisfaction of the Special Committee, the parties proceeded to prepare the Share Purchase Agreement. Following execution of the Share Purchase Agreement the Company issued a Press Release announcing the agreement. The Special Committee utilized the medium of the Press Release to solicit alternative bids and to inform other potential bidders regarding the sale. The Company also filed a Current Report on Form 8-K with the SEC which included the Share Purchase Agreement, and directly contacted one Company with similar products which engaged in a single video call meeting but ultimately stated they were not interested in making a bid. No other inbound inquiries were received as a result of the foregoing activities.

In early October 2022, the Company engaged Vantage Point Advisors ("VPA") to prepare a fair market value analysis of the Target Companies.  VPA had no prior relationship with the Company, the Board of Directors or management of the Company, including Fat Shark and Rotor Riot, nor any prior relationship to Unusual, or any member of its management.  The fees of the valuation firm totaled $105,675, and no portion of their fee was contingent.  The valuation firm was provided confidential internal financial projections and other financial information by the Company.  VPA estimated that the Target Companies had an enterprise value ranging between $5.1 to $5.7 million.

The Board of Directors approved the transaction on November 21, 2022 with Mr. Thompson abstaining from voting.  The Board's approval was based upon: (i) an offer from Unusual that exceeded the estimated fair value determined by VPA; (ii) the lack of alternative bidders; and (iii) the Company's desire to focus its resources and efforts on the military and government opportunities which management believes represent the best opportunity to maximize shareholder value.

During the month of February 2023, the Company assisted Unusual with regard to its SEC comments. One comment reflected the SEC’s view that common stock underlying the Unusual Note would not be appropriate for inclusion in the Unusual initial public offering registration statement since the Unusual Note was not issued until closing of the transaction. The Company agreed with Unusual that its common stock could be removed in order to expedite SEC review and resolve that comment.